PRESS RELEASE	Contact: Roy Estridge, EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS STRONG EARNINGS FOR 2011

VISALIA, California, February 3, 2012 — Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced fourth quarter 2011 net income of $793 thousand, or $0.25 per diluted common share. This compared to net income of $764 thousand, or $0.24 per diluted common share, for the fourth quarter of 2010. For the year ended December 31, 2011 Valley Commerce Bancorp reported earnings of $3.1 million, or $0.97 per diluted common share, compared to net earnings of $2.2 million, or $0.65 per diluted common share, for 2010.

Allan W. Stone, President and Chief Executive Officer, remarked, “We are pleased to report that 2011 was the most profitable year in the Company’s history. Our focus is always on producing sustainable core earnings so we were particularly pleased that net interest income increased in 2011. Although the year over year improvement in earnings was mostly attributable to a reduction in the provision for loan losses, we feel that this was made possible by our dedicated efforts to identify, monitor, and resolve the credit weaknesses that were an unfortunate reality of the recession. We anticipate overall positive trends in loan portfolio credit quality going forward.”

Stone added, “The lack of loan demand in this post-recession period remains a challenge and we are intensifying our calling, referral and marketing efforts in order to build this vital piece of our business.  In addition, our management team and all our employees continue to work very diligently to prepare our bank to compete and succeed in an ever more challenging community banking environment.  Our improved credit quality and our strong net interest margin give us cause for optimism in the years ahead.  We look forward to continuing to meet the banking needs of our customers as well as providing our shareholders with a safe and sound investment, and we remain fully committed to growing the value of that investment.”

Financial Performance Comparisons

Year 2011 compared to Year 2010

  Net income increased by $941 thousand or 44%
  Net interest income increased by $384 thousand or 3%
  The provision for loan losses decreased by $1.5 million or 71%
  Non-interest income increased $219 thousand or 16%
  Non-interest expense increased $478 thousand or 5%
  The allowance for loan and lease losses (ALLL) as a percentage of total loans decreased from 2.78% to 2.38%
  Non-performing assets as a percentage of total assets decreased from 2.0% to 1.9%

Fourth Quarter 2011 compared to Fourth Quarter 2010

  Net income increased by $29 thousand or 4%
  Net interest income increased by $67 thousand or 2%
  The provision for loan losses decreased by $25 thousand or 10%
  Non-interest income increased by $108 thousand or 30%
  Non-interest expense increased by $194 thousand or 8%

Asset Quality

Non-performing loans at December 31, 2011 included nonaccrual loans involving eight customer relationships with an aggregate balance of $5.6 million or 2.5% of total loans. This compared with nonaccrual loans involving six customer relationships at December 31, 2010 with an aggregate balance of $6.8 million or 2.8% of total loans. The Company also had $1.1 million in other real estate owned at December 31, 2011 compared to none at December 31, 2010. Total non-performing assets at December 31, 2011 totaled $6.8 million or 1.9% of total assets compared to $6.8 million or 2.0% of total assets at December 31, 2010.

The 2011 year end total of non-performing assets was static compared to the prior year end due to charge-offs of non-performing loans being offset by loans transferred to nonaccrual status during 2011, as well as one nonaccrual loan which was transferred to other real estate owned in the fourth quarter of 2011. Net charge-offs for 2011 totaled $1.8 million, or 0.8% of average loans, compared to the 2010 total of $1.6 million or 0.7% of average loans.

The Company’s ALLL decreased from $6.7 million at December 31, 2010 to $5.5 million at December 31, 2011 due to loan loss provisions of $600 thousand and net charge-offs of $1.8 million during 2011. The ALLL represents 2.37% of total loans at December 31, 2011 compared to 2.78% at December 31, 2010. The ALLL percentage decreased due to loan charge-offs in 2011 occurring primarily on impaired loans that had been assigned individual loss reserves prior to 2011.

The portion of the ALLL relating to specific impaired loans was $528 thousand and $1.8 million at December 31, 2011 and 2010, respectively. Impaired loans totaled $10.8 million and $11.4 million at December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, impaired loans were comprised of nonaccrual loans included in nonperforming assets and other loans that are not expected to perform in accordance with the original loan agreement.

Loans, Investment Securities, Deposits, and Borrowings

Net loans (gross loans less the ALLL) were $224.5 million at December 31, 2010, a decrease of $9.8 million or 4% from the $234.3 million at December 31, 2010. The decrease occurred primarily in the categories of commercial and real estate-construction loans. Average gross loans were $232.4 million for 2011 and $243.1 million for 2010, a decrease of $10.8 million or 4%. The decrease in loans resulted primarily from scheduled loan repayments and to a lesser extent loan charge-offs and foreclosures. The Company’s new lending activity in 2011 was focused in the area of commercial real estate.

Available-for-sale investment securities increased from $50.8 million at December 31, 2010 to $56.7 million at December 31, 2011. There were $23.6 million of investment security purchases made during 2011 which were offset by normal repayments, maturities, calls, and sales. Gain on sale of investment securities was $290 thousand in 2011 compared to $34 thousand in 2010. The increase in gain resulted from normal portfolio maintenance and repositioning transactions combined with favorable market conditions.

Total deposits increased by $21.6 million or 7% from $294.3 million at December 31, 2010 to $315.9 million at December 31, 2011. Average deposits were $294.9 million for the year ended December 31, 2011, a $3.2 million or 1% decrease from the $298.1 million in average total deposits for the year ended December 31, 2010. The decrease in average deposits reflected management’s decision to call $9.2 million in brokered time deposits in the third quarter of 2011.

Shareholders’ Equity

Total shareholders’ equity increased by $3.8 million, from $38.7 million at December 31, 2010 to $42.5 million at December 31, 2011. The increase is primarily the result of 2011 earnings and a $856 thousand increase in the market value of investment securities which is included in accumulated other comprehensive income within shareholders’ equity.

Book value per common share increased to $12.50 at December 31, 2011 from $11.80 at December 31, 2010. Valley Commerce Bancorp’s Total Risk-Based Capital Ratio increased to 18.9% at December 31, 2011 compared to 17.5% at December 31, 2010.

Net Interest Income and Net Interest Margin

For the quarter ended December 31, 2011 net interest income totaled $3.6 million, an increase of $67 thousand or 2% from the $3.5 million earned during the fourth quarter of 2010. For the year ended December 31, 2011, net interest income totaled $14.0 million, an increase of $384 thousand or 3% from the 2010 total of $13.6 million. Net interest income increased during the 2011 periods due to an increase in the average balance of investment securities and reduced cost of deposits.

Net interest margin was 4.73% and 4.31% for the three-month periods ended December 31, 2011 and 2010, respectively. Net interest margin for the year ended 2011 and 2010 was 4.55% and 4.41%, respectively, an increase of 14 basis points (bps). The improvement reflected the Company’s ability to manage its cost of funds and other components of net interest margin during 2011. The yield earned on loans averaged 6.00% and 6.08% for the years ended December 31, 2011 and 2010, respectively, a decrease of 8 bps. This decrease was offset by a 36 bps decrease in the average rate paid on interest-bearing deposits which was 0.72% and 1.08% for the years ended December 31, 2011 and 2010, respectively, and reflected market-based rate reductions and re-pricing of time deposits to lower rates at maturity. The decrease in cost of funds also reflected the scheduled repayment of term debt and the Company’s call of brokered time deposits, both of which had relatively high interest rates.

Key factors in the 2011 net interest margin included a $14.5 million increase in the average balance of investment securities, which resulted in a $289 thousand increase in interest income from investments for the year. In addition, the Company called its remaining brokered deposits in the third quarter of 2011 due to lowered expectations for a rising interest rate environment. Interest paid on brokered deposits in 2011 decreased by $350 thousand compared to 2010.

Non-Interest Income

For the quarter ended December 31, 2011, non-interest income totaled $465 thousand, an increase of $108 thousand or 30% from the $357 thousand recorded during the fourth quarter of 2010. The increase resulted from gains on sale of investment securities which were $145 thousand in the 2011 period compared to $24 thousand in the 2010 period.

For all of 2011, non-interest income totaled $1.6 million, an increase of $219 thousand or 16% from the 2010 total of $1.3 million. The increase in non-interest income for 2011 was attributable to gains on sales of investment securities of $290 thousand in 2011 compared to $34 thousand in 2010. This was partially offset by a $64 thousand or 8% decrease in service charges on deposit accounts that resulted primarily from lower incidence of non-sufficient funds charges.

Non-Interest Expense

For the quarter ended December 31, 2011, non-interest expense totaled $2.6 million, an increase of $194 thousand or 8% from the $2.4 million recorded during the fourth quarter of 2010. Salaries and employee benefits expense increased by $131 thousand or 10% from $1.3 million in 2010 to $1.4 million in the fourth quarter of 2011 due to incentive program changes as well as normal personnel and salary changes. In addition, there was a $50 thousand or 40% increase in professional and legal expenses related primarily to the timing of audit billings, a $34 thousand or 68% increase in advertising expense resulting from a more robust advertising program in 2011, and a $34 thousand or 61% increase in expenses related to appraisal and inspection of nonperforming assets. These were offset by a $54 thousand or 77% decrease in FDIC insurance expense which reflected adjustments made to implement FDIC’s revised methodology for calculating insurance premiums and adjust premiums paid in advance to FDIC.

For the year ended December 31, 2011, non-interest expense totaled $10.3 million, an increase of $478 thousand or 5% from the $9.8 million recorded during the year ended 2010. Salaries and employee benefit expense increased by $431 thousand or 8% during the period ended December 31, 2011 due to incentive program changes, stock options expense and restricted stock grants, post-retirement benefits expense, and vacation expense, as well as normal personnel and salary changes. In addition, there was a $77 thousand or 38% increase in advertising and business development expense due to a more robust advertising effort in 2011, a $75 thousand or 12% increase in occupancy expense related to upgrade of the Company’s technology platform, and a $63 thousand increase in expenses related to appraisal and inspection of nonperforming assets. These were offset by a $179 thousand or 25% decrease in FDIC insurance expense which reflected adjustments made to implement FDIC’s revised methodology for calculating insurance premiums and adjust premiums paid in advance to FDIC.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

VALLEY COMMERCE BANCORP

Condensed Consolidated Balance Sheet (In thousands except share and per share data) (Unaudited)	As of December 31,
	2011	2010
Assets
Cash and Due from Banks	$60,421	$32,668
Available-for-Sale Investment Securities	56,705	50,823
Loans (net)	224,532	234,304
Bank Premises and Equipment (net)	8,168	8,511
Cash Surrender Value of Bank-Owned Life Insurance	7,693	6,627
Other Real Estate Owned	1,141	—
Other Assets	7,860	8,488
TOTAL ASSETS	$366,520	$341,421

Liabilities & Equity
Non-Interest Bearing Deposits	$128,453	$91,203
Interest Bearing Deposits	116,373	119,446
Time Deposits	71,051	83,629
Total Deposits	315,877	294,278
FHLB Term Borrowings	1,000	2,562
Junior Subordinated Deferrable Interest Debentures	3,093	3,093
Other Liabilities	4,045	2,738
Total Liabilities	324,015	302,671
Shareholders’ Equity	42,505	38,750
TOTAL LIABILITIES & EQUITY	$366,520	$341,421

Condensed Consolidated Statement of Income (In thousands except share and per share data) (Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Interest Income	$3,874	$4,012	$15,643	$16,212
Interest Expense	317	522	1,666	2,619
NET INTEREST INCOME	3,557	3,490	13,977	13,593
Provision for Loan Losses	225	250	600	2,050
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,332	3,240	13,377	11,543
Non-interest Income	465	357	1,560	1,341
Non-interest Expense	2,640	2,446	10,256	9,778
INCOME BEFORE INCOME TAXES	1,157	1,151	4,681	3,106
Provision for Income Taxes	364	387	1,577	943
NET INCOME	$793	$764	$3,104	$2,163
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$105	$96	$417	$421
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$688	$668	$2,687	$1,742
EARNINGS PER COMMON SHARE – BASIC*	$0.25	$0.24	$0.97	$0.65
EARNINGS PER COMMON SHARE – DILUTED*	$0.25	$0.24	$0.97	$0.65
COMMON SHARES OUTSTANDING – END OF PERIOD	2,784,543	2,630,480	2,784,543	2,630,480
* Earnings per share amounts have been restated for the 5% stock dividend issued in June 2011

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except share and per share data)
(Unaudited)

	December 31,
	2011	2010

CREDIT QUALITY DATA
Allowance for loan losses	$5,469	$6,699
Allowance for loan losses as a percentage of total loans	2.37%	2.78%
Non-performing loans	$5,646	$6,822
Non-performing loans as a percentage of total loans	2.75%	2.83%
Non-performing assets	$8,661	$6,822
Non-performing assets as a percentage of total assets	1.85%	2.00%
Year-to-date net charge-offs	$1,830	$1,582
Year-to-date net charge-offs as a percentage of average loans	0.84%	0.65%

SHARE AND PER SHARE DATA
Basic earnings per common share for the quarter	$0.25	$0.24
Diluted earnings per common share for the quarter	$0.25	$0.24
Quarterly weighted average common shares outstanding	2,782,447	2,744,550
Quarterly weighted average diluted common shares outstanding	2,783,450	2,755,274
Basic earnings per common share, year-to-date	$0.97	$0.65
Diluted earnings per common share, year-to-date	$0.97	$0.65
Year-to-date weighted average common shares outstanding	2,768,114	2,698,200
Year-to-date weighted average diluted common shares outstanding	2,773,519	2,705,070
Book value per common share	$12.50	$11.80
Total common shares outstanding	2,784,543	2,630,480

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	7.46%	7.76%
Annualized return on average assets	0.92%	0.87%
Net interest margin	4.73%	4.31%
Efficiency ratio	65.63%	63.59%

ANNUAL KEY FINANCIAL RATIOS
Return on average equity	7.63%	5.68%
Return on average assets	0.90%	0.63%
Net interest margin	4.55%	4.41%
Efficiency ratio	66.01%	65.48%
Loan to deposit ratio at year end	71.08%	79.62%
Total Risk-Based Capital Ratio at year end	18.88%	17.46%